Filed Pursuant to Rule 433
Registration Statement No. 333-198515
May 18, 2016

PRICING TERM SHEET

Dated May 18, 2016

THE PRICELINE GROUP INC.
Offering of
$1,000,000,000 aggregate principal amount of
3.600% Senior Notes due 2026

The information in this pricing term sheet supplements The Priceline Group Inc.’s preliminary prospectus supplement, dated May 18, 2016 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.  In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	The Priceline Group Inc.

Trade Date:	May 18, 2016.

Settlement Date:	May 23, 2016 (T+3).

Maturity Date:	June 1, 2026.

Notes:	3.600% Senior Notes due 2026 (the “Notes”).

Aggregate Principal Amount Offered:	$1,000,000,000 aggregate principal amount of Notes.

Initial Public Offering Price:	99.807% of principal amount.

Yield to Maturity:	3.623%.

Benchmark Treasury:	1.625% UST due May 15, 2026.

Benchmark Treasury Price / Yield:	98-06+/1.823%.

Spread to Benchmark Treasury:	+180 basis points.

Gross Proceeds:	$998,070,000.

Net Proceeds to Issuer (before expenses):	$993,570,000.

Interest Payment Dates:	June 1 and December 1.

First Interest Payment Date:	December 1, 2016.

Record Dates:	May 15 and November 15.

Format:	SEC Registered.

Optional Redemption:

Redeemable in whole or in part prior to March 1, 2026 (the “Par Call Date”), at the greater of: (1) 100% of the principal amount of the Notes to be redeemed and (2)  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the Par Call Date, not including any portion of the payments of interest accrued to the date of redemption, discounted to such redemption date on a semi-annual basis at the Adjusted Treasury

Rate, plus 30 basis points; plus, in the case of each of (1) and (2), accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

Redeemable in whole or in part on or after the Par Call Date at 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

CUSIP Number:	741503 AZ9

ISIN Number:	US741503AZ91

Joint Book-Running Managers:

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	HSBC Securities (USA) Inc. Standard Chartered Bank SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  A copy of the Preliminary Prospectus Supplement for the offering can be obtained by calling Goldman, Sachs & Co., toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.

You should rely on the information contained or incorporated by reference in the Preliminary Prospectus Supplement, as supplemented by this final pricing term sheet in making an investment decision with respect to the Notes.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.